EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

New Holland Credit Company, LLC

The undersigned, a duly authorized officer of New Holland Credit Company, LLC (“NHCC”), as Servicer pursuant to the Sale and Servicing Agreement dated as of May 1, 2013 (as amended from time to time, the “Sale and Servicing Agreement”) by and among NHCC, CNH Capital Receivables LLC and CNH Equipment Trust 2013-B, does hereby certify that:

1.                                      NHCC is Servicer under the Sale and Servicing Agreement.

2.                                      The undersigned is duly authorized as required pursuant to the Sale and Servicing Agreement to execute and deliver this Certificate to the Indenture Trustee.

3.                                      This Certificate is delivered pursuant to Section 4.9(a) of the Sale and Servicing Agreement and Item 1123 of Regulation AB.

4.                                      A review of the Servicer’s activities during the 12 month period ending (and including) December 31, 2014 and of its performance under the Sale and Servicing Agreement has been made under my supervision.

5.                                      To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout the 12 month period ending (and including) December 31, 2014.

6.                                      IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 30th day of March, 2015.

March 30, 2015

By:	/s/ Brett D. Davis
Name:	Brett D. Davis
Title:	President